EXHIBIT 3.1
ARTICLES OF AMENDMENT
OF
INTERMOUNTAIN COMMUNITY BANCORP
          Pursuant to Section 30-1-1006 of the Idaho Statutes, the undersigned corporation submits for filing the following Articles of Amendment to its Articles of Incorporation:
1.	The name of this Corporation is Intermountain Community Bancorp
2.	Article II of the Articles of Incorporation is deleted in its entirety and amended to read as follows:
“ARTICLE II
Authorized Shares
     The total number of shares that the Corporation shall have authority to issue is Twenty-Nine Million, Forty Thousand (29,040,000) shares of no par value Common Stock.”
3.	The amendment was adopted and approved by the Directors of the Corporation on April 25, 2007, to evidence a 10% stock dividend effective May 31 2007,
4.	Pursuant to Section 30-1-1005(4) of the Idaho Statutes, shareholder action to approve the amendment is not required and was not obtained.

INTERMOUNTAIN COMMUNITY BANCORP, an Idaho Corporation

By:	/s/ Curt Hecker

Curt Hecker President & Chief Executive Officer
Person to contact for this filing: Curt Hecker (208) 265-3300